Exhibit 99.1

News Release
USA Compression Partners, LP
100 Congress Avenue, Suite 450
Austin, Texas 78701
www.usacpartners.com

USA Compression Partners, LP Reports Third Quarter 2015 Results and Raises 2015 Outlook;

Achieves Record Revenues, Adjusted EBITDA and Adjusted Distributable Cash Flow

AUSTIN, Texas, November 5, 2015 —USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”), announced today its financial and operating results for the third quarter 2015.

Third Quarter 2015 Summary Results

•	Record levels of revenues; third quarter 2015 up 23.7% over third quarter 2014
•	Record levels of Adjusted EBITDA; third quarter 2015 up 34.6% over third quarter 2014
•	Record levels of Adjusted distributable cash flow; third quarter 2015 up 40.6% over third quarter 2014
•	Third quarter 2015 cash distribution of $0.525 per common unit, an increase of 4.0% over third quarter 2014
•	Fleet horsepower for third quarter 2015 increased by 16.1% over third quarter 2014
•	Average revenue per horsepower per month for third quarter 2015 increased 1.7% over third quarter 2014
•	Adjusted distributable cash flow coverage of 1.25x for the third quarter 2015
•	Cash coverage of 3.12x for the third quarter 2015

	Three months ended
	September 30,	June 30,	September 30,
	2015	2015	2014
Operational Data
Fleet Horsepower at period end	1,686,300	1,631,959	1,452,833
Revenue Generating Horsepower at period end	1,415,355	1,411,005	1,259,387
Average Revenue Generating Horsepower	1,423,749	1,405,039	1,224,938
Revenue Generating Compression Units at period end	2,765	2,733	2,488
Horsepower Utilization at period end(1)	90.4%	91.5%	93.5%
Average Horsepower Utilization for the period(1)	90.2%	90.5%	94.0%

Financial Data ($ in thousands, except per horsepower data)
Revenue	$70,540	$66,390	$57,045
Average Revenue Per Horsepower Per Month(2)	$15.94	$15.83	$15.67
Gross Operating Margin	$48,621	$47,311	$37,615
Gross Operating Margin Percentage	68.9%	71.3%	65.9%
Adjusted EBITDA	$39,481	$38,618	$29,327
Adjusted EBITDA Percentage	56.0%	58.2%	51.4%
Adjusted Distributable Cash Flow	$32,269	$31,001	$22,955

(1)

Horsepower utilization is calculated as (i) the sum of (a) revenue generating horsepower; (b) horsepower in the Partnership’s fleet that is under contract but is not yet generating revenue; and (c) horsepower not yet in the Partnership’s fleet that is under contract, not yet generating revenue and subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair. Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 83.9%, 86.5% and 86.7% for the quarters ended September 30, 2015,  June 30, 2015 and September 30, 2014, respectively. Average horsepower utilization was 85.3%, 84.9% and 87.5% for the quarters ended September 30, 2015,  June 30, 2015 and September 30, 2014, respectively.

(2)	Calculated using average revenue generating horsepower.

Third Quarter 2015 Financial and Operating Performance

Revenues in the third quarter of 2015 rose 23.7% to $70.5 million as compared to $57.0 million for the third quarter of 2014.  Adjusted EBITDA rose 34.6% to $39.5 million in the third quarter of 2015 as compared to $29.3 million for the third quarter of 2014.  Adjusted distributable cash flow increased 40.6% to $32.3 million in the third quarter of 2015, compared to $23.0 million in the third quarter of 2014.  Net income was $9.8 million in the third quarter of 2015, compared with net income of $5.0 million for the third quarter of 2014.

“We are reporting a strong quarter of record revenues, Adjusted EBITDA and Adjusted distributable cash flow for the third quarter of 2015,” said Eric D. Long, USA Compression’s President and Chief Executive Officer.  “Despite the challenges and uncertainty across the entire energy sector, our employees have performed exceptionally well, delivering excellent customer service and controlling costs, both of which have contributed to strong fleet utilization and strong operating margins.”

“We have ordered approximately 220,000 horsepower of new compression units for delivery in 2015, of which we’ve taken delivery of approximately 195,000 horsepower through the first three quarters of the year,” he said. “As we’ve previously discussed, we front loaded our capital spending this year, and as such, have completed over 90% of our spending for the year.  Looking ahead,  we have already ordered over 30,000 horsepower for delivery in 2016 and will continue to monitor the marketplace as we finish 2015 and move into next year.”

Average revenue generating horsepower increased 16.2% to 1,423,749 for the third quarter of 2015 as compared to 1,224,938 for the third quarter of 2014, primarily due to organic growth across our compression fleet.  Average revenue per revenue generating horsepower per month increased 1.7% to $15.94 for the third quarter of 2015 as compared to $15.67 for the third quarter of 2014.

Gross operating margin increased 29.3% to $48.6 million for the third quarter of 2015 as compared to $37.6 million for the third quarter of 2014. Gross operating margin as a percentage of total revenues increased to 68.9% for the third quarter of 2015 from 65.9% in the third quarter of 2014.

Expansion capital expenditures (used primarily to purchase new compression units) were $55.3 million, maintenance capital expenditures were $3.0 million and cash interest expense, net was $4.2 million for the third quarter of 2015.

On October 22, 2015, the Partnership announced a cash distribution of $0.525 per unit on its common and subordinated units. This third quarter distribution corresponds to an annualized distribution rate of $2.10 per unit. The distribution will be paid on November 13, 2015 to unitholders of record as of the close of business on November 3, 2015. USA Compression Holdings, LLC, the owner of 40% of the Partnership’s outstanding limited partnership units, and Argonaut Private Equity, L.L.C. and certain other related unitholders, the owners of 16% of the Partnership’s outstanding limited partnership units, elected to reinvest all of this distribution with respect to their units pursuant to the Partnership’s Distribution Reinvestment Plan (the “DRIP”).  The Adjusted distributable cash flow coverage ratio for the third quarter of 2015 was 1.25x and the Cash coverage ratio was 3.12x.

Liquidity and Credit Facility

As of September 30, 2015, the outstanding balance under the Partnership’s revolving credit facility was approximately $712 million.

On September 15, 2015, the Partnership closed a public offering of 4,000,000 common units at a price to the public of $19.33. The Partnership used the net proceeds of $74.4 million (net of underwriting discounts and commission and offering expenses) to reduce the indebtedness outstanding under its revolving credit facility.

Full-Year 2015 Outlook

USA Compression is revising upward the following full-year 2015 guidance:

•	Adjusted EBITDA range of $147 million to $152 million; and
•	Adjusted distributable cash flow range of $113 million to $118 million.

Conference Call

The Partnership will host a conference call today beginning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss its third quarter 2015 performance. The call will be broadcast live over the Internet. Investors may participate either by phone or audio webcast.

By Phone:

Dial 888-397-5352  inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call.  Investors outside the U.S. and Canada should dial 719-325-2177.  The conference ID for both is 376182.

A replay of the call will be available through November 16, 2015. Callers inside the U.S. and Canada may access the replay by dialing 888-203-1112. Investors outside the U.S. and Canada should dial 719-457-0820. The passcode for both is 376182.

By Webcast:

Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at http://investors.usacpartners.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call through November 16, 2015.

About USA Compression Partners, LP

USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression fleet horsepower. The Partnership partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil.  The Partnership focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications.  More information is available at www.usacpartners.com.

This news release includes the non-U.S. generally accepted accounting principles (“GAAP”) financial measures of Adjusted EBITDA, gross operating margin, distributable cash flow, Adjusted distributable cash flow, adjusted distributable cash flow coverage ratio and cash coverage ratio.

The Partnership’s management views Adjusted EBITDA as one of its primary financial measures in evaluating the results of the Partnership’s business, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date and prior year and to budget. The Partnership defines EBITDA as net income (loss) before net interest expense, depreciation and amortization expense, and income taxes and Adjusted EBITDA as EBITDA plus impairment of compression equipment, interest income, unit-based compensation expense, (gain) loss on sale of assets and transaction expenses. Adjusted EBITDA is used as a supplemental financial measure by the Partnership’s management and external users of its financial statements, such as investors and commercial banks, to assess:

•	the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;
•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•	the ability of the Partnership’s assets to generate cash sufficient to make debt payments and distributions; and
•	the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.

The Partnership’s management believes that Adjusted EBITDA provides useful information to investors because, when viewed with GAAP results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. The Partnership’s management also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Gross operating margin, a non-GAAP financial measure, is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. The Partnership’s management believes that gross operating margin is useful as a supplemental measure of the Partnership’s performance. Gross operating margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance on compression units and property tax rates on compression units. Gross operating margin should not be considered an alternative to, or more meaningful than, operating income or any other measure of financial performance presented in accordance with GAAP. Moreover, gross operating margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs.

To compensate for the limitations of gross operating margin as a measure of the Partnership’s performance, the Partnership’s management believes that it is important to consider operating income determined under GAAP, as well as gross operating margin, to evaluate the Partnership’s operating profitability.

Distributable cash flow, a non-GAAP measure, is defined as net income (loss) plus non-cash interest expense, non-cash income tax expense, depreciation and amortization expense, unit-based compensation expense and impairment of compression equipment, less maintenance capital expenditures. Adjusted distributable cash flow is distributable cash flow plus certain transaction expenses and (gain) loss on sale of equipment. The Partnership’s management believes distributable cash flow and Adjusted distributable cash flow are important measures of operating performance because such measures allow management, investors and others to compare basic cash flows the Partnership generates (prior to the establishment of any retained cash reserves by the Partnership’s general partner and the effect of the DRIP) to the cash distributions the Partnership expects to pay its unitholders.

Adjusted distributable cash flow coverage ratio, a non-GAAP measure, is defined as Adjusted distributable cash flow less cash distributions to the Partnership’s general partner and incentive distribution rights (“IDRs”), divided by distributions declared to limited partner unitholders for the period. Cash coverage ratio is defined as Adjusted distributable cash flow less cash distributions to the Partnership’s general partner and IDRs divided by cash distributions paid to limited partner unitholders, after consideration of the DRIP. The Partnership’s management believes adjusted distributable cash flow coverage ratio and cash coverage ratio are important measures of operating performance because they allow management, investors and others to gauge the Partnership’s ability to pay cash distributions to limited partner unitholders using the cash flows the Partnership generates. The Partnership’s adjusted distributable coverage ratio and cash coverage ratio as presented may not be comparable to similarly titled measures of other companies.

This news release also contains a forward-looking estimate of Adjusted EBITDA and Adjusted distributable cash flow projected to be generated by the Partnership in its 2015 fiscal year. A reconciliation of the forward-looking estimates of Adjusted EBITDA and Adjusted distributable cash flow to net cash provided by operating activities is not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA.

See “Reconciliation of Non-GAAP Financial Measures” for Adjusted EBITDA reconciled to net income (loss) and net cash provided by operating activities, and net income (loss) reconciled to distributable cash flow, Adjusted distributable cash flow, Adjusted distributable cash flow coverage ratio and Cash coverage ratio.

Forward-Looking Statements

Some of the information in this news release may contain forward‑looking statements. These statements can be identified by the use of forward‑looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” or other similar words, and include the Partnership’s expectation of future performance contained herein, including as described under “Full-Year 2015 Outlook.” These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward‑looking” information. You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward‑looking statements can be guaranteed. When considering these forward‑looking statements, you should keep in mind the risk factors noted below and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward‑looking statement. Known material factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward‑looking statements are described in Part I, Item 1A (“Risk Factors”) of the Partnership’s annual report on Form 10-K for the fiscal year ended December 31, 2014, which was filed on February 19, 2015, and Part II, Item 1A (“Risk Factors”) of the Partnership’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2015, which was filed on August 5, 2015, and include:

•	changes in general economic conditions and changes in economic conditions of the crude oil and natural gas industry specifically;
•	competitive conditions in the industry;
•	changes in the long-term supply of and demand for crude oil and natural gas;
•	our ability to realize the anticipated benefits of acquisitions and to integrate the acquired assets with our existing fleet;
•	actions taken by the Partnership’s customers, competitors and third-party operators;
•	changes in the availability and cost of capital;

•	operating hazards, natural disasters, weather related delays, casualty losses and other matters beyond the Partnership’s control;
•	the effects of existing and future laws and governmental regulations;
•	the effects of future litigation; and
•	other factors discussed in the Partnership’s filings with the Securities and Exchange Commission.

All forward‑looking statements speak only as of the date of this news release and are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Contacts:

USA Compression Partners, LP

Matthew C. Liuzzi Chief Financial Officer 512-369-1624 mliuzzi@usacompression.com

Michael D. Lenox VP of Finance 512-369-1632 mlenox@usacompression.com

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for unit amounts — Unaudited)

	Three months ended
	September 30,	June 30,	September 30,
	2015	2015	2014

Revenues:
Contract operations	$68,227	$65,552	$55,293
Parts and service	2,313	838	1,752
Total revenues	70,540	66,390	57,045
Cost of operations, exclusive of depreciation and amortization	21,919	19,079	19,430
Gross operating margin	48,621	47,311	37,615
Other operating and administrative costs and expenses:
Selling, general and administrative	10,351	10,350	10,443
Depreciation and amortization	21,360	21,507	18,261
Loss (gain) on sale of assets	920	(23)	63
Impairment of compression equipment	443	26,829	1,163
Total other operating and administrative costs and expenses	33,074	58,663	29,930
Operating income (expense)	15,547	(11,352)	7,685
Other Income (Expense):
Interest expense, net	(4,665)	(4,415)	(2,677)
Other	6	5	5
Total other expense	(4,659)	(4,410)	(2,672)
Net income (loss) before income tax expense	10,888	(15,762)	5,013
Income tax expense	1,083	142	-
Net Income (Loss)	$9,805	$(15,904)	$5,013

Net Income (Loss) allocated to:
General partner's interest in net income (loss)	$411	$(7)	$194
Common units interest in net income (loss)	$7,185	$(11,043)	$3,338
Subordinated units interest in net income (loss)	$2,209	$(4,854)	$1,481

Weighted average common units outstanding:
Basic	34,123,395	32,449,180	30,460,239
Diluted	34,233,579	32,449,180	30,517,689

Weighted average subordinated units outstanding:
Basic and diluted	14,048,588	14,048,588	14,048,588

Net income (loss) per common unit:
Basic	$0.21	$(0.34)	$0.11
Diluted	$0.21	$(0.34)	$0.11

Net income (loss) per subordinated unit:
Basic and diluted	$0.16	$(0.35)	$0.11

Distributions declared per limited partner unit in respective periods	$0.525	$0.525	$0.505

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA TO NET INCOME (LOSS) AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands — Unaudited)

The following table reconciles Adjusted EBITDA to net income (loss) and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three months ended
	September 30,	June 30,	September 30,
	2015	2015	2014
Net income (loss)	$9,805	$(15,904)	$5,013
Interest expense, net	4,665	4,415	2,677
Depreciation and amortization	21,360	21,507	18,261
Income taxes	1,083	142	-
EBITDA	$36,913	$10,160	$25,951
Impairment of compression equipment	443	26,829	1,163
Interest income on capital lease	401	414	433
Unit-based compensation expense(1)	804	1,238	855
Transaction expenses for acquisitions(2)	-	-	862
Loss (gain) on sale of assets and other	920	(23)	63
Adjusted EBITDA	$39,481	$38,618	$29,327
Interest expense, net	(4,665)	(4,415)	(2,677)
Income tax expense	(1,083)	(142)	-
Interest income on capital lease	(401)	(414)	(433)
Transaction expenses for acquisitions	-	-	(862)
Amortization of deferred financing costs and other	416	415	43
Changes in operating assets and liabilities	445	(25)	13,534
Net cash provided by operating activities	$34,193	$34,037	$38,932

(1)

 For the quarters ended September 30, 2015,  June 30, 2015 and September 30, 2014, unit-based compensation expense included $0.2 million for each period of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards. The remainder of the unit-based compensation expense for each period presented in 2015 and 2014 is related to non-cash adjustments to the unit-based compensation liability.

(2)	Represents certain transaction expenses related to acquisitions, potential acquisitions and other items. The Partnership believes it is useful to investors to view its results excluding these fees.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NET INCOME (LOSS) TO DISTRIBUTABLE CASH FLOW

(In thousands, except for per unit amounts — Unaudited)

The following table reconciles distributable cash flow and Adjusted distributable cash flow to net income (loss) and net cash provided by operating activities, their most directly comparable GAAP financial measures, for each of the periods presented:

	Three months ended
	September 30,	June 30,	September 30,
	2015	2015	2014
Net income (loss)	$9,805	$(15,904)	$5,013
Plus: Non-cash interest expense	416	415	43
Plus: Non-cash income tax expense	1,076	-	-
Plus: Depreciation and amortization	21,360	21,507	18,261
Plus: Unit-based compensation expense(1)	804	1,238	855
Plus: Impairment of compression equipment	443	26,829	1,163
Less: Maintenance capital expenditures(2)	(2,959)	(3,061)	(3,305)
Distributable cash flow	$30,945	$31,024	$22,030
Transaction expenses for acquisitions(3)	-	-	862
Loss (gain) on sale of equipment and other	1,324	(23)	63
Adjusted distributable cash flow	$32,269	$31,001	$22,955
Plus: Maintenance capital expenditures	2,959	3,061	3,305
Plus: Changes in operating assets and liabilities	445	(25)	13,534
Less: Transaction expenses for acquisitions	-	-	(862)
Less: Other	(1,480)	-	-
Net cash provided by operating activities	$34,193	$34,037	$38,932

Adjusted distributable cash flow	32,269	31,001	22,955
Cash distributions to GP and IDRs	697	671	506
Adjusted distributable cash flow attributable to LP interest	$31,572	$30,330	$22,449

Distributions for Coverage Ratio (4)	$25,290	$24,579	$22,606

Distributions reinvested in the DRIP(5)	$15,179	$14,731	$13,148

Distributions for Cash Coverage Ratio(6)	$10,111	$9,848	$9,458

Adjusted Distributable Cash Flow Coverage Ratio(7)	1.25	1.23	0.99

Cash Coverage Ratio(8)	3.12	3.08	2.37

(1)

For the quarters ended September 30, 2015,  June 30, 2015 and September 30, 2014, unit-based compensation expense included $0.2 million for each period of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards, respectively. The remainder of the unit-based compensation expense for each period presented in 2015 and 2014 is related to non-cash adjustments to the unit-based compensation liability.

(2)

Reflects actual maintenance capital expenditures for the period presented. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the operating capacity of the Partnership’s assets and extend their useful lives, or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related cash flow.

(3)	Represents certain transaction expenses related to acquisitions, potential acquisitions and other items. The Partnership believes it is useful to investors to view its results excluding these fees.
(4)

Represents distribution to the weighted average holders of the Partnership’s units for the quarter ended September 30, 2015.   Represents distribution to units outstanding at the record date for the quarters ended June 30, 2015 and September 30, 2014.

(5)	Represents distributions to holders enrolled in the DRIP as of the record date for each period. Amount for the three months ended September 30, 2015 is based on an estimate as of the record date.
(6)

Represents cash distributions declared for weighted average common units not participating in the DRIP for the quarter ended September 30, 2015.  Represents cash distributions declared for common units not participating in the DRIP at the record date for the quarters ended June 30, 2015 and September 30, 2014.

(7)

For the three months ended September 30, 2015, the Adjusted Distributable Cash Flow Coverage Ratio based on units outstanding at the record date is 1.16x.  The Adjusted Distributable Cash Flow Coverage Ratio for the quarters ended June 30, 2015 and September 30, 2014 are based on units outstanding at the record date for each respective period.

(8)

For the three months ended September 30, 2015, the Cash Coverage Ratio based on units outstanding at the record date is 2.65x.  The Cash Coverage Ratio for the quarters ended June 30, 2015 and September 30, 2014 are based on units outstanding at the record date for each respective period.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

FULL-YEAR 2015 ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW GUIDANCE RANGE

RECONCILIATION TO NET INCOME

(Unaudited)

Guidance
Net income	$7.4 million to $12.4 million
Plus: Interest expense	$19.5 million
Plus: Depreciation and amortization	$86.5 million
Plus: Income tax expense	$1.4 million
EBITDA	$114.8 million to $119.8 million
Plus: Interest income on capital lease	$1.6 million
Plus: Unit-based compensation expense(1)	$3.8 million
Plus: Impairment of compression equipment	$26.8 million
Adjusted EBITDA	$147.0 million to $152.0 million
Less: Cash interest expense	$17.3 million
Less: Current income tax expense	$0.3 million
Less: Maintenance capital expenditures	$17.0 million
Plus: Loss (gain) on sale of assets	$0.6 million
Adjusted distributable cash flow	$113.0 million to $118.0 million

(1)	Based on the Partnership’s unit closing price as of September 30, 2015.